Wedbush ETFMG Video Game Tech ETF	ETFMG Alternative Harvest ETF
Wedbush ETFMG Global Cloud Technology ETF	ETFMG U.S. Alternative Harvest ETF
ETFMG Prime Cyber Security ETF	ETFMG Prime Junior Silver Miners ETF
ETFMG Prime Mobile Payments ETF	AI Powered Equity ETF
ETFMG Treatments, Testing and Advancements ETF	ETFMG Travel Tech ETF
BlueStar Israel Technology ETF	Etho Climate Leadership US ETF

October 19, 2023
Dear Shareholder,

The Joint Special Meeting of Shareholders of the above ETF Managers Trust Funds (“ETMFG Funds”) is scheduled to be held on November 21, 2023.
Historically, ETF’s, like the ETFMG Funds, that have attracted many non-US institutional and retail investors, in addition to our US shareholders, are slower to reach the vote requirement threshold to hold the Shareholder Meeting, making it critical for shareholders with smaller positions to vote. I am pleased to report that your fellow shareholders continue to show strong support for the approval of the Plan of Reorganization between Amplify ETF Trust and the ETFMG Funds.
Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Vote by Phone by calling 1-833-553-5076 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali Fund Solutions (“MSFS”) at 1 (833) 553-5076. Please note that an MSFS representative may call you to assist in voting.
Matthew Bromberg
COO & GENERAL COUNSEL ETF MANAGERS GROUP, LLC.

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